Exhibit 5(b)

Equitable Financial Life Insurance Company of America

525 Washington Boulevard

Jersey City, New Jersey 07310

SHANE DALY

Vice President and

Associate General Counsel

(212)314-3912

FAX (212)707-1791

LAW DEPARTMENT

April 21, 2020

Equitable Financial Life Insurance Company of America

525 Washington Boulevard

Jersey City, New Jersey 07310

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America  of Post-Effective Amendment No. 2 to a Registration Statement of Equitable Financial Life Insurance Company of America  or the purpose of registering guaranteed interest account with market value adjustment interests under flexible premium annuity contracts (“Interests”) under the Securities Act of 1933, as previously reviewed by the staff.

The Interests are purchased with contributions received under individual variable annuity contracts (the “Contracts”). As described in the prospectus included in the Registration Statement, the Contracts are designed to provide for retirement income benefits.

I have examined such corporate records of Equitable Financial Life Insurance Company of America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial Life Insurance Company of America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Contracts (including any Interests credited thereunder) are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of Equitable Financial Life Insurance Company of America

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly